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                        Pacific Century Financial Corporation
               Exhibit 99 - Statement Regarding Computation of Ratios
                     Nine Months Ended September 30, 2000 & 1999



   (in millions of dollars)                                        2000       1999

   Earnings:
   1.  Income Before Income Taxes                                  $126.2     $165.3
   2.  Plus:  Fixed Charges Including Interest on Deposits          375.6      337.4
                                                                  ------------------
   3.  Earnings Including Fixed Charges                             501.8      502.7
   4.  Less:  Interest on Deposits                                  212.4      193.7
                                                                  ------------------
   5.  Earnings Excluding Interest on Deposits                     $289.4     $309.0
                                                                  ==================


   Fixed Charges:
   6.  Fixed Charges Including Interest on Deposits                $375.6     $337.4
   7.  Less:  Interest on Deposits                                  212.4      193.7
                                                                  ------------------
   8.  Fixed Charges Excluding Interest on Deposits                $163.2     $143.7
                                                                  ===================

   Ratio of Earnings to Fixed Charges:
       Including Interest on Deposits (Line 3 divided by Line 6)    1.3 x      1.5 x
       Excluding Interest on Deposits (Line 5 divided by Line 8)    1.8 x      2.2 x
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